Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Corporate Affairs NPS Pharmaceuticals, Inc. (801) 583-4939

N. ANTHONY COLES, M.D., M.P.H., JOINS NPS PHARMACEUTICALS

AS CHIEF OPERATING OFFICER AND

SUCCESSOR TO CEO HUNTER JACKSON, PH.D.

Salt Lake City – November 1, 2005 – NPS Pharmaceuticals (NASDAQ: NPSP) announced that N. Anthony Coles, M.D., M.P.H., will be appointed as president and chief operating officer, a newly-created position, effective November 2, 2005. Dr. Coles will also become a member of the NPS Board of Directors. He joins NPS from Vertex Pharmaceuticals where he was senior vice president of commercial operations and, previously, also had responsibility for global corporate and business development. Dr. Coles, 45, will report to NPS CEO Hunter Jackson, Ph.D., whom he will succeed as chief executive officer in approximately six months when Dr. Jackson plans to step down from that position but remain a director of the company.

Dr. Jackson stated: “Tony Coles brings to NPS extraordinary pharmaceutical talent, great organizational skills and an impressive record of value creation at a critical time in our company’s history. I believe his experiences launching new drugs and managing large pharmaceutical organizations will be invaluable as we prepare to launch PREOS®, seek new products for commercial sale, and continue to develop our product pipeline. With Tony’s arrival, it is appropriate that I step aside as CEO next year so he can manage these activities directly. Between now and then, I am committed to working closely with Tony to ensure our continued successful transformation into a fully-integrated pharmaceutical company. I am extremely proud of our company’s accomplishments over the past twenty years and welcome Tony’s leadership as we begin an exciting new chapter in NPS’s rich history of drug discovery and development.”

Dr. Coles stated: “I am gratified by the trust Dr. Jackson and the NPS board have placed in me to bring the company’s therapeutic advances to the patients who need them and to continue nurturing an entrepreneurial and innovative corporate culture. We expect to build upon the company’s past successes and future prospects to maximize shareholder value. NPS has an impressive product pipeline for important diseases and a talented scientific and commercial team. I look forward to leading and growing the company in the months and years ahead.”

Before joining Vertex, Dr. Coles served as senior vice president of strategy and policy and senior vice president of marketing and medical affairs, neuroscience/infectious diseases/dermatology at Bristol-Myers Squibb, where he was responsible for overall brand positioning and franchise planning for a $1.8 billion portfolio. From 1996-2000, Dr. Coles held a variety of senior positions in cardiovascular franchise management and sales at Bristol-Myers Squibb. He began his business career at Merck & Co. in 1992, where he was responsible for strategic marketing initiatives to managed care companies and hospitals and had operational responsibility for a portfolio of cardiovascular drugs. Prior to joining Merck, Dr. Coles was a research fellow at Harvard Medical School. He completed his cardiology and internal medicine training at Massachusetts General Hospital. Dr. Coles holds a bachelor of science degree from Johns Hopkins University, a master of public health from Harvard University, and a doctor of medicine degree from Duke University.

Dr. Jackson founded NPS in 1986 and has served as its chairman and CEO since then. Previously, he was associate professor of anatomy at the University of Utah School of Medicine. He received his Ph.D. in psychobiology from Yale University and postdoctoral training in neurosurgery at the University of Virginia Medical School.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the FDA may delay approval or may not approve any of our product candidates, including PREOS®; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 1, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2004, and our Quarterly Report on Form 10Q for the quarter ended June 30, 2005.

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